EXHIBIT 99

8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, Va. 22182 USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI Enters Strategic Agreement with Amarox for the Registration, Commercialization, and Distribution of Multikine in Saudi Arabia

•	50%/50% revenue sharing agreement for Multikine sales in Saudi Arabia upon receipt of Breakthrough Medicine Designation

•	Amarox to act as the local regulatory representative and lead all communications with the Saudi Food and Drug Authority (SFDA)

•	Amarox ranked #1 for SFDA applications for critical and unavailable medicine for 3 consecutive years

•	Amarox to be exclusive commercial distributor of Multikine in Saudi Arabia, upon SFDA approval, with optional expansion to GCC countries

•	Immunotherapy is among the fastest-growing segments in the Saudi cancer market, projected to reach $2.7 billion by 2033

Vienna, VA, May 11, 2026 -- CEL-SCI Corporation (NYSE American: CVM) today announced it has signed a strategic partnership, distribution, and revenue sharing agreement with Amarox for regulatory affairs, marketing and potential commercialization of *Multikine® (Leukocyte Interleukin, Injection) in the treatment of head and neck cancer in Saudi Arabia, with an optional extension for the Gulf Cooperation Council (GCC) countries including Bahrain, Kuwait, Oman, Qatar, and the United Arab Emirates.

Amarox will support and coordinate the local regulatory process with SFDA, including seeking the SFDA’s Breakthrough Medicine Designation which, upon granting, would make Multikine rapidly available to patients in Saudia Arabia, representing a pivotal shift in CEL-SCI’s commercial trajectory.

The companies will share net revenue from sales of Multikine in Saudi Arabia on a 50%/50% basis.

Upon SFDA approval, Amarox will receive exclusive rights to distribute Multikine for the treatment of head and neck cancer in Saudi Arabia. CEL-SCI retains full ownership of all Multikine intellectual property, manufacturing know-how and global rights.

“Our collaboration with Amarox marks a transformative milestone for CEL-SCI as we advance Multikine toward commercialization in Saudi Arabia and potentially throughout the GCC region,” said Geert Kersten, Chief Executive Officer of CEL-SCI. “This agreement establishes an attractive long-term revenue-sharing structure for CEL-SCI and aligns us with one of the region’s most respected pharmaceutical and regulatory organizations.”

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“Amarox’s excellent track record with the SFDA, combined with its deep commercial infrastructure and oncology expertise, significantly strengthens our ability to bring Multikine to patients in a region prioritizing rapid access to breakthrough cancer therapies. We believe this partnership could position Saudi Arabia as one of the first market globally to commercialize Multikine and represents an important step in CEL-SCI’s broader international commercialization strategy,” Kersten concluded.

Dr. Abdullah Alzomaie, Chief Executive Officer of Amarox noted: “Saudi Arabia is rapidly advancing its position as a regional hub for innovative healthcare and advanced therapies. We are pleased to collaborate with CEL-SCI in exploring the regulatory pathway for Multikine and evaluating its potential role in addressing unmet needs in oncology care across Saudi Arabia and the GCC region.”

Strong Validation from Leading Regional Oncology Partner

Amarox, one of the fastest growing pharmaceutical companies in Saudi Arabia, is engaged in manufacturing, marketing, and supply of best-in-class therapies. The company is expanding its portfolio of oncology products with a special emphasis on serving the unmet and poorly met needs of countries in the Middle East. As one of the most agile and rapidly expanding pharmaceutical companies in Saudi Arabia, Amarox is focused on regulatory excellence, oncology, specialty pharmaceuticals, and innovative therapies across Saudi Arabia and the GCC region. This strategic partnership reflects Amarox’s interest in exploring the regulatory and commercial potential of innovative oncology therapies in the region.

Amarox has demonstrated strong engagement with the SFDA to address unmet needs, and ranks #1 for applications in the SFDA’s shortage and unregistered medicines initiative for three consecutive years—2022, 2023, and 2024.

Strategic Alignment with Saudi Vision 2030

The SFDA Breakthrough Medicine Program, among other accelerated pathways, aims to facilitate and accelerate development and review of new drugs that address unmet medical needs in the treatment of serious or life-threatening conditions in alignment with Saudi Arabia’s Vision 2030 initiative. By targeting this designation, CEL-SCI and Amarox are aligning Multikine with a high-priority national health initiative, potentially making Saudi Arabia the first region in the world to commercialize this neoadjuvant immunotherapy.

First Berlin, a leading corporate finance and investment boutique based in Berlin, Germany, specializing in independent research, capital market advisory, and investment banking services for small- and mid-cap companies across various sectors, acted as CEL-SCI’s sole advisor in structuring and executing the strategic partnership with Amarox.

About Multikine

Multikine is a cancer immunotherapy administered before surgery as a treatment for newly diagnosed previously untreated head and neck cancer. Its goal is to activate a person’s immune system to fight cancer before the ravages of surgery, radiation and chemotherapy have weakened the immune system.

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About Head and Neck Cancer

Head and neck cancer is the 6th most common cancer, with approximately 900,000 newly diagnosed cases per year globally. The newly diagnosed stage 3 and 4 patients with this cancer represent a severe unmet need.

About CEL-SCI Corporation

CEL-SCI believes that boosting a patient’s immune system before surgery, radiotherapy and chemotherapy have damaged it, should provide the greatest possible impact on survival. Multikine is designed to help the immune system "target" the tumor at a time when the immune system is still relatively intact and thereby thought to be better able to mount an attack on the tumor.

Multikine (Leukocyte Interleukin, Injection), given right after diagnosis and before surgery, has been dosed in over 740 patients and received Orphan Drug designation from the FDA for neoadjuvant therapy in patients with squamous cell carcinoma (cancer) of the head and neck.

The Company has operations in Vienna, Virginia, and near/in Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital, inability to finalize a partnering agreement and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2025. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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